Exhibit 99.1

Caribou Biosciences Appoints Biotechnology Industry Veteran Ran Zheng

to its Board of Directors

BERKELEY, CA – September 29, 2021– Caribou Biosciences, Inc. (Nasdaq:CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, announced today it has appointed Ran Zheng to its board of directors. Ms. Zheng brings over 25 years of biotechnology industry leadership experience in biologics drug development with broad expertise in technical operations and the manufacture of gene and cell therapies.

“It is my pleasure to welcome Ran to our board of directors,” said Rachel Haurwitz, Ph.D., Caribou’s president and chief executive officer. “Ran brings a wealth of strategic and operational expertise in the development of gene and cell therapies, from engineering and process development through manufacturing and supply chain management. We look forward to benefitting from her perspective and experience as we advance our chRDNA-edited allogeneic CAR-T and CAR-NK cell therapies for the potential treatment of challenging hematologic malignancies and solid tumors.”

“Caribou has developed an innovative and differentiated genome-editing technology that enables a pipeline of off-the-shelf allogeneic cell therapies designed to increase persistence and anti-tumor activity,” said Ms. Zheng. “The work Caribou is doing to develop allogeneic cell therapies has the potential to make a real difference in the lives of patients with serious diseases. Caribou is clearly a leader in this field, and I am excited to join its board of directors.”

Ms. Zheng currently serves as chief executive officer and on the board of directors of Landmark Bio, a public benefit limited liability company that was formed to advance the development of transformative new medicines by translating today’s cutting-edge research into tomorrow’s breakthrough therapies. Landmark Bio focuses on the emerging technologies of cell and gene therapies, mRNA, and other novel modalities to enable and accelerate drug development and biomedical innovation. Prior to joining Landmark Bio earlier this year, Ms. Zheng most recently served as chief technical officer at Orchard Therapeutics, a commercial-stage global gene therapy company specializing in hematopoietic stem cell-based gene therapies. In that role, Ms. Zheng led the technical operations organization and helped advance the company’s product pipeline, including contributing to the approval of Libmeldy® therapy in Europe, the first gene therapy product for metachromatic leukodystrophy. Ms. Zheng has also held leadership positions at multiple biotechnology companies including Genzyme (now Sanofi) and Amgen. At Amgen, Ms. Zheng held positions of increasing responsibility in process development, clinical and commercial manufacturing, as well as supply chain, and played a key role in building differentiated capabilities in manufacturing for clinical supply and commercial product launch to enable speed to clinic and speed to market strategies for Amgen’s innovative products. Ms.

Zheng received an M.S. in microbial engineering from the University of Minnesota and a B.S. in biology from Beijing Forestry University.

About Caribou’s Novel Next-Generation CRISPR Platform

CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Type II CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems occasionally edit unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed chRDNAs (pronounced “chardonnays”), RNA-DNA hybrid guides that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of the chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.

Caribou is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to transforming the lives of patients with devastating diseases by applying the company’s proprietary chRDNA technology toward the development of next-generation, genome-edited cell therapies. The company is developing a pipeline of genome-edited, off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of both hematologic malignancies and solid tumors against cell surface targets for which autologous CAR-T cell therapeutics have previously demonstrated clinical proof of concept, as well as additional emerging targets.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s pipeline of cell therapies, potential treatments, and expectations regarding its business. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation the risks inherent in drug development such as those associated with the initiation, cost, timing, progress and results of current and future research and development programs, preclinical and clinical trials, as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its final prospectus filed on July 23, 2021. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

For more information about Caribou, visit www.cariboubio.com and follow the company @CaribouBio.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

Caribou Biosciences, Inc. Media Contact:	Caribou Biosciences, Inc. Investor Relations Contact:
Greg Kelley	Elizabeth Wolffe, Ph.D. and Sylvia Wheeler
Ogilvy	Wheelhouse LSA
gregory.kelley@ogilvy.com	lwolffe@wheelhouselsa.com
617-461-4023	swheeler@wheelhouselsa.com

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